Filed Pursuant to Rule 424(b)(3) & (c)
Registration Number 333-128243

PROSPECTUS SUPPLEMENT NO. 4
TO
PROSPECTUS DATED NOVEMBER 22, 2005

MODTECH HOLDINGS, INC.

This prospectus supplement updates and changes certain information in the accompanying prospectus which relates to an aggregate of 7,857,452 shares of the common stock of Modtech Holdings, Inc. that may be offered by the persons named in the prospectus under the caption "Selling Stockholders." This prospectus supplement is in addition to, and not in lieu of, the prospectus dated November 22, 2005 and should be read in conjunction with that prospectus.

This prospectus supplement is qualified in its entirety by the accompanying prospectus, except to the extent that the information herein modifies or supersedes the information contained in the prospectus. To the extent there is a conflict between the contents of this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein, the information in this prospectus supplement shall control.

Our common stock currently trades on the Nasdaq National Market under the symbol "MODT." As of June 16, 2006, the closing trading price of our common stock was $6.98 per share.

Carefully consider "Risk Factors" beginning on page 3 of the accompanying prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The Date of this Prospectus Supplement is June 19, 2006

Management

The information set forth in the prospectus is supplemented with our attached Current Report on Form 8-K.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2006
Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction   of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
( Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS .

Following the Annual Stockholders Meeting of Modtech Holdings, Inc. on June 13, 2006, David Buckley resigned as a director of the company and the Board of Directors appointed Dennis L. Shogren as a director. On the same day, the Board of Directors also appointed Dennis L. Shogren, age 52, as President and Chief Executive Officer of the company. Mr. Shogren had been serving as interim President and Chief Executive Officer since the resignation of David Buckley on June 1, 2006. Mr. Shogren will receive the same $345,000 annual base salary as President and Chief Executive Officer as Mr. Buckley did. The remaining terms of Mr. Shogren's employment agreement are in the process of being finalized.

Mr. Shogren joined Modtech in June 2003 as its Chief Financial Officer, a position he continues to hold. Prior to joining the company , Mr. Shogren held senior level positions at Haskel International from 2001 to 2003 and for Ameron International from 1997 to 2001, where he was responsible for corporate finance and reporting, manufacturing, engineering and support functions. He holds an MBA degree from the University of Rochester’s William E. Simon Graduate School of Business Administration and a Bachelor of Science degree in accounting from the State University of New York at Brockport .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 16, 2006

Modtech Holdings, Inc.

By: /s/ Charles C. McGettigan
Charles C. McGettigan
Chairman of the Board